EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the reference to our firm under the caption “Experts” in the pre-effective amendment No. 1 to the Registration Statement (Form S-3 No. 333-173291) and related Prospectus of Cyclacel Pharmaceuticals, Inc for the registration of common stock, preferred stock, warrants, debt securities and units and to the incorporation by reference therein of our report dated March 31, 2011, with respect to the consolidated financial statements of Cyclacel Pharmaceuticals, Inc included in its Annual Report (Form 10-K) for the year ended December 31, 2010, filed with the Securities and Exchange Commission.
/s/ Ernst & Young LLP
London, England
April 14, 2011